Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed on Forms S-8 (Commission file numbers 333-165131, 333-151253 and 033-68506) of Whitney Holding Corporation of our report dated June 29, 2010 relating to the financial statements and supplemental schedule of the Whitney National Bank Savings Plus Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

June 29, 2010